Positive Clinical Data on INOpulse® Presented at the American Thoracic Society 113th International Conference

Acute and Chronic Benefits Demonstrated with INOpulse in Patients with PH-IPF; Patients Achieved Statistically Significant Increases in Blood Vessel Volume; Consistent Improvements were Observed in Hemodynamics, 6MWD and Composite Endpoints of Oxygen Saturation and 6MWD
Preliminary Results from an Ongoing Study in PH-COPD Support a Consistent Improvement in Vasodilation and Meaningful Reduction in Pulmonary Artery Pressures with 4 Weeks of INOpulse Treatment

Warren, NJ, May 22, 2017 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today announced the presentation of new clinical data from a Phase 2 clinical trial that investigated INOpulse in idiopathic pulmonary fibrosis patients with pulmonary hypertension (PH-IPF) at the American Thoracic Society (ATS) 113th International Conference, currently taking place in Washington DC. The company also presented preliminary data from a second, ongoing study evaluating INOpulse in COPD patients with Pulmonary Hypertension (PH-COPD).

“Pulmonary Hypertension with IPF or COPD has no approved therapies and has been associated with increased hospitalizations and mortality. The therapies used in other pulmonary hypertension populations, which act systemically, have failed to show a benefit for these patients, creating a critical unmet need for effective and safe long-term treatment options,” said Prof. W. De Backer MD, Director in the Department of Pulmonary Medicine, University Hospital and University of Antwerp. “Pulsed iNO has a potentially unique and distinguishing advantage as the data from these trials shows that it can provide selective vasodilation to the well-functioning parts of the lung, allowing for improvement in hemodynamic measures as well as increased exercise capacity without worsening oxygenation.”

The PH-IPF study was a proof of concept study (n=4) designed to evaluate the ability of pulsed inhaled nitric oxide (iNO) to provide selective vasodilation as well as assess the potential for improvement in hemodynamics and exercise capacity in PH-IPF patients. The study met its primary endpoint showing an average of 15.3% increase in blood vessel volume (p<0.001) during acute inhalation of iNO as well as showing a significant association between ventilation and vasodilation, demonstrating the ability of INOpulse to provide selective vasodilation to the better ventilated areas of the lung. The study showed consistent benefit in hemodynamics with a clinically meaningful average reduction of 14% in systolic pulmonary arterial pressure (sPAP) with acute exposure to iNO. The study also assessed the chronic effects of iNO on exercise capacity showing an average 75 meter improvement in 6MWD and consistent improvement of approximately 80 m% in composite endpoints of 6MWD and oxygen saturation with four weeks of treatment. The study assessed both the iNO 75 and iNO 30 dose, supporting iNO 30 as a potentially safe and effective dose.

The next step in this program will be to conduct a larger Phase 2b study to inform the design of a pivotal registration trial.

The company also shared preliminary results of an ongoing PH-COPD study (n=10) designed to evaluate the acute effects of pulsed iNO on vasodilation as well as the chronic effect on hemodynamics and exercise tolerance. The interim data results from the first four patients showed a significant association between ventilation and vasodilation on acute treatment with iNO, suggesting that regions with better ventilation experience greater vasodilation. In addition, a meaningful reduction in sPAP (average 17.4%) was seen on all patients with chronic treatment of iNO. The full study results are expected around the middle of 2017.

About the American Thoracic Society
The American Thoracic Society (ATS) improves global health by advancing research, patient care, and public health in pulmonary disease, critical illness, and sleep disorders. Founded in 1905 to combat TB, the ATS has grown to tackle asthma, COPD, lung cancer, sepsis, acute respiratory distress, and sleep apnea, among other diseases. The ATS 113th International Conference is taking place at the Walter E. Washington Convention Center in Washington DC, May 19-24, 2017. Additional information on the ATS 113th International Conference can be found at http://conference.thoracic.org.

About Bellerophon
Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company has commenced Phase 3 clinical trials in 2016. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third candidate is for the treatment of pulmonary hypertension associated with Idiopathic Pulmonary Fibrosis (PH-IPF), both of which are in Phase 2 development. For more information, please visit www.bellerophon.com.

Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Officer	Bob Yedid
(908) 574-4767	(646) 597-6989
bob@lifesciadvisors.com